Exhibit 23.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (FAX) 202-467-6963

December 15, 2010

Board of Directors

Fraternity Federal Savings and Loan Association

764 Washington Boulevard

Baltimore, Maryland 21230

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion on Form AC, and amendments thereto, filed by Fraternity Federal Savings and Loan Association with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Fraternity Community Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of Fraternity Community Bancorp, Inc.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.